Exhibit 4.11

JOINDER TO
REGISTRATION RIGHTS AGREEMENT

This Joinder (the “Joinder”), to the Registration Rights Agreement, dated as of December 30, 2013, by and among Paycom Software, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into by the Company and the undersigned. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the undersigned (the “Holder”) has acquired certain shares of capital stock of the Company (“Holder Stock”) as of the date hereof; and

WHEREAS, that certain Amended and Restated Stockholders Agreement, dated as of March 10, 2014 (the “Stockholders Agreement”), by and among the Company and certain Stockholders of the Company party thereto, provides that the Holder, in such Person’s capacity as an Affiliate (as defined in the Stockholders Agreement) of an existing Stockholder (as defined in the Stockholders Agreement) and a holder of such capital stock, may become a party to the Agreement, and the Holder desires to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder, each intending to be legally bound, hereby agree as follows:

1.   Agreement to be Bound.  The Holder hereby agrees, solely with respect to itself, that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Holder for all purposes thereof. In addition, the Holder hereby agrees that all Holder Stock acquired by such Holder shall be deemed to be WCAS Registrable Securities owned by such Holder for all purposes of the Agreement as a result of such Holder’s affiliation with Welsh, Carson, Anderson & Stowe X, L.P. or WCAS Capital Partners IV, L.P., as applicable.

2.   Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3.   Counterparts.  This Joinder may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Joinder.

Exhibit 4.11

4.   Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

5.   Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of August 13, 2015.

HOLDER

Entity	Natural Person
Anthony & Christie de Nicola Foundation
Name of Entity	Signature
/s/ Anthony de Nicola
Name: Anthony de Nicola Title: Authorized Signatory	Print Name

Signature Page to Joinder to Registration Rights Agreement

PAYCOM SOFTWARE, INC.

By:	/s/ Craig E. Boelte
Name:	Craig E. Boelte
Title:	CFO

Signature Page to Joinder to Registration Rights Agreement